Exhibit 99.1

ALIGN TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(unaudited)

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31, 2003	December 31, 2002 (as restated)	December 31, 2003	December 31, 2002 (as restated)
Revenues	$36,502	$20,751	$122,725	$69,698
Cost of revenues	12,926	11,639	51,565	44,991

Gross profit	23,576	9,112	71,160	24,707

Operating expenses:
Sales and marketing	11,138	11,533	43,689	45,313
General and administrative	8,666	9,538	34,296	39,265
Research and development	3,302	3,235	13,112	13,064

Total operating expenses	23,106	24,306	91,097	97,642

Profit (loss) from operations	470	(15,194)	(19,937)	(72,935)
Interest and other income (expense), net	(18)	(202)	(185)	116

Net profit (loss)	$452	$(15,396)	$(20,122)	$(72,819)

Net profit (loss) per share - basic	$0.01	$(0.30)	$(0.35)	$(1.52)

Weighted-average shares used in computing basic net profit (loss) per share	58,398	51,796	57,759	47,878

Net profit (loss) per share - diluted	$0.01	$(0.30)	$(0.35)	$(1.52)

Weighted-average shares used in computing diluted net profit (loss) per share	63,704	51,796	57,759	47,878

(1)	Certain reclassifications of prior period amounts have been made to conform with current year presentation.

ALIGN TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(unaudited)

(in thousands)	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$44,939	$35,552
Restricted cash	439	3,261
Marketable securities, short-term	2,292	2,693
Accounts receivable, net	21,265	16,766
Inventories, net	1,395	1,533
Deferred costs	939	1,139
Other current assets	5,845	4,888

Total current assets	77,114	65,832

Property and equipment, net	23,121	25,078
Other long-term assets	1,967	1,946

Total assets	$102,202	$92,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,095	$3,403
Accrued liabilities	19,180	9,683
Deferred revenue	13,113	9,403
Debt obligations, current portion	1,989	2,183

Total current liabilities	37,377	24,672

Debt obligations, long-term portion	1,667	3,333
Capital lease obligations, net of current portion	182	504

Total liabilities	39,226	28,509
Total stockholders’ equity	62,976	64,347

Total liabilities and stockholders’ equity	$102,202	$92,856

(1)	Certain prior period amounts have been adjusted to conform with current year presentation.